Exhibit 99.1

INmune Bio Inc. Announces Data Presented at the 16th European Meeting on Glial Cells in Health and Disease Shows that XPro™ Promotes Remyelination by Affecting Astroglial and Microglial Biology

Neutralizing soluble TNF with XPro™ promotes remyelination in cuprizone model after increasing astrocyte and microglia activation responses

Boca Raton, Florida, July 10, 2023 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announces important findings from data presented at The 16th European Meeting on Glial Cells in Health and Disease.  The conference runs July 8-12 in Berlin, Germany.

Myelin is a specialized lipid produced by oligodendrocytes that forms the myelin sheath of axons.  Axons are the projections that allow neurons to communicate with each other and with other tissues such as muscle, skin, retina, nose and the ear for sight, smell and hearing respectively.  An intact and healthy myelin sheath is necessary for axons to work properly.  Any damage to the myelin sheath compromises axon function preventing nerve cells from communicating and can result in nerve cell death.  Although the pathology of demyelination is easy to see, the biology of demyelination and remyelination is poorly understood.  Drug therapy to prevent demyelination are available, but there are no therapies that promote remyelination.  Therapies that promote remyelination will be needed to effectively treat many neurodegenerative diseases.

“Demyelination is an important part of the pathology of many neurodegenerative diseases including multiple sclerosis (MS) and Alzheimer’s disease (AD).  In the past, microglia cells were thought to drive demyelination,” said Prof. Lesley Probert Ph.D. from the Hellenic Pasteur Institute in Athens, Greece.  “This work shows that astrocytes, the most abundant cell in the brain after neurons, like microglia, are intimately involved in driving the neuroinflammation component in demyelinating diseases, and that blocking soluble TNF with XPro™ promotes remyelination.”  Prof. Probert’s team has previously shown that XPro™ promotes remyelination in the cuprizone model – a standard model for studying myelin biology in the brain.  Work continues to determine how XPro™ affects microglia and astrocyte responses to promote disease resolution and repair.  The data presented today demonstrate new findings.  First, astrocytes are rapidly activated in response to demyelination. Second, preventing soluble TNF and TNFR1 function in mice using microglia- or astrocyte-specific TNFR1 knockout mice mirrors the effects of XPro™ in increasing beneficial glial responses that results in better remyelination. The third surprise is that traditional biomarkers of astroglial and microglial activation, GFAP and Iba1 respectively, are increased in these myelin-promoting glial cells.

“Until recently, the of role in demyelination and remyelination has been poorly understood. This work shows that microglia and astroglia must express biomarkers of activation to promote remyelination,” said Dr. CJ Barnum VP of CNS Drug Development at INmune Bio.  “This finding is contrary to current dogma that suggests decreased glial activation is required to promote remyelination. This finding supports our belief that immunosuppressive therapies that turn off the glial cells will not help repair and regeneration of the brain in neurologic diseases.”  These data will be expanded in a detailed publication in the future.

List of Presentations:

Distinct astrocyte activation profiles associated with demyelination in the cuprizone model of multiple sclerosis.

Therapeutic modulation of solTNF-TNFR1 signaling selectively in microglia promotes remyelination in the cortical grey matter.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is in clinical trials to determine if it can treat cancer (INB03™), early Alzheimer’s disease, and treatment resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595™, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x-823